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                                                                     Exhibit 4.4
                             [Company Letterhead]



                               IMPORTANT NOTICE

                    CONCERNING YOUR RIGHT TO SUBSCRIBE FOR
                            ADDITIONAL COMMON STOCK



                        _______________  _______, 1997



To Holders of Common Stock of
United Park City Mines Company
whose addresses are outside the
United States, Canada, or Mexico
or who have APO or FPO addresses

          There is being held for your account by First Chicago Trust Company of New York (the "Subscription Agent") a Warrant evidencing your privilege to subscribe for additional shares of Common Stock of United Park City Mines Company. A Prospectus setting forth the terms and conditions of the Offering is enclosed.

          The number of Rights shown on your Warrant is equal to one fifth the number of shares of Common Stock registered in your name at the close of business on ______________________________________ ________, 1997, rounded up to the nearest whole number. The Warrant entitles you to subscribe for additional shares of Common Stock at a Subscription Price of $_____ per share pursuant to (i) a basic subscription privilege, and (ii) an oversubscription privilege described below. One (1) Right and payment of a Subscription Price of $_____ per share are required to subscribe pursuant to the basic subscription privilege for one (1) additional share of Common Stock.

          If you fully exercise your basic subscription privilege, you are also entitled pursuant to an oversubscription privilege to subscribe for additional shares at $_____ per share, subject to allotment. If there are insufficient shares of Common Stock to fill all oversubscriptions, the shares of available Common Stock will be allocated pro rata among the oversubscribers based upon the number of shares subscribed for pursuant to the oversubscription privilege.

          If you desire to exercise your Rights for the purchase of additional Common Stock, written notification of your exercise of your Rights and payment in United States dollars for the shares subscribed for should be made to First Chicago Trust Company of New York, P.O. Box 2560, Jersey City, New Jersey 07303-2560.

          Unless you exercise your Rights before 12:00 Noon, New York time, on _____________________________________ _ ______, 1997, the Rights held for you will expire at that time.

                              Very truly yours,



                              HANK ROTHWELL
                              President